Exhibit 99.1

NEWS RELEASE

For more information contact:

Media – John Vigeland

(920) 429-4132

Investors – R. John Pindred

(920) 429-7039

SHOPKO ANNOUNCES $450 MILLION CREDIT FACILITY EXTENSION

(Increases Company’s Flexibility and Reduces Interest Costs)

GREEN BAY, Wis. (August 20, 2003) – ShopKo Stores, Inc., (NYSE: SKO) announced today it has completed an amendment and a four-year extension of its $450.0 million senior secured revolving credit agreement.  The financing carries improved terms, including reduced interest rate spreads and increased advance rates.  Fleet Retail Group arranged the new facility which remains secured by inventory and receivables.

Commenting on the announcement, R. John Pindred, vice president and treasurer said, “This financing provides the company with more attractive borrowing terms and increased flexibility.  We are pleased to continue our partnership with Fleet Retail Group, and we appreciate the support of our lenders.”

Ward K. Mooney, president of Fleet Retail Group said, “ShopKo’s management team has done a remarkable job in managing its balance sheet liquidity, and in enhancing all aspects of the business.  We are confident that ShopKo will continue to achieve its strategic objectives.”

The company also announced that it retired its $89.2 million 6.5% senior unsecured note on August 15, 2003.  After funding this obligation, availability under the amended revolving credit facility is $260.0 million as of August 19, 2003.

ShopKo Stores, Inc., a Fortune 500 company headquartered in Green Bay, Wis., is a customer-driven retailer of quality goods and services in two distinct market environments.  The company operates 359 stores in 23 states throughout the Midwest, Western Mountain and Pacific Northwest. One hundred forty-one multi-department ShopKo stores are located in mid-sized to larger cities and 218 convenient one-stop Pamida stores provide Hometown Values to customers in smaller communities of rural America.  For more information about ShopKo or Pamida visit our website at www.shopko.com.

FleetBoston Financial is the seventh-largest financial holding company in the United States, with assets of $200 billion.  The company’s principal businesses, Personal Financial Services and Commercial Financial Services, offer a comprehensive array of innovative financial solutions to 20 million customers.  Through its Personal Financial Services franchise, Fleet offers retail banking, wealth management and investment services, nationwide brokerage, credit card and consumer lending services.  These services are available through approximately 1,500 branches and more than 3,500 ATMs in the Northeast; through Fleet HomeLinkSM online banking, one of the nation’s leading online banking platforms; and through telephone banking.  Fleet is the leading small business services and commercial banking provider in the Northeast.  Fleet’s Commercial Financial Services division provides commercial lending, syndications, capital raising and advisory, leasing, cash management, asset-based finance, foreign exchange and interest rate derivatives to clients.  FleetBoston Financial is headquartered in Boston and listed on the New York Stock Exchange (NYSE: FBF) and the Boston Stock Exchange  (BSE: FBF).

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding expected sales and other financial results.  Such statements are subject to important factors that could cause ShopKo's actual results to differ materially from those anticipated by the forward-looking statements including those referenced in ShopKo's current annual report on Form 10-K or as may be described from time to time in ShopKo's subsequent SEC filings; and such factors are incorporated by reference.

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